Exhibit 99.1

December 14, 2015

Dear Shareholder:

Thank you for your investment in CNL Growth Properties, Inc. (the Company). We created the Company to pursue real estate opportunities primarily through multifamily development in select growth markets. We are writing today to provide information on recent strategic asset sales, and as a result, to report a special distribution to shareholders.

Currently, our real estate portfolio consists of 13 class-A, multifamily properties located in the Southeastern and Sun Belt regions of the United States. We have nine properties operational and four properties under development. Currently there are 2,510 completed multifamily units in our portfolio, and once construction is complete on the remaining properties under development, we anticipate a total of 3,756 units.

Special Distribution

We are pleased to announce our board of directors approved a special cash distribution of approximately $38.3 million, or $1.70 per share, to shareholders of record as of November 23, 2015. Payments will be made on or about December 15, 2015. The special distribution will be funded from available cash and net proceeds from the sale of three multifamily communities: Crescent Alexander Village, Crescent Crosstown, and Crescent Cool Springs.

Crescent Alexander Village

Crescent Alexander Village is a 320-unit, class-A, garden-style community located in Charlotte, North Carolina. The sale of Crescent Alexander Village was completed on September 29, 2015, for approximately $52 million, to an unaffiliated third-party buyer, resulting in net cash of approximately $12 million after repayment of debt, transaction costs and distributions to our joint venture partner. Crescent Alexander Village was purchased and developed for approximately $34 million.

Crescent Crosstown

Crescent Crosstown is a 344-unit, class-A, garden-style community located in Tampa, Florida. The sale of Crescent Crosstown was completed on October 5, 2015, for approximately $58 million, to an unaffiliated third-party buyer, resulting in net cash of approximately $11 million, after repayment of debt, transaction costs and distributions to our joint venture partner. Crescent Crosstown was purchased and developed for approximately $36 million.

Crescent Cool Springs

Crescent Cool Springs is a 252-unit, class-A, garden-style community located in Franklin, Tennessee, a suburb of Nashville. The sale of Crescent Cool Springs was completed on December 8, 2015, for approximately $60 million to an unaffiliated third-party buyer, resulting in net cash of approximately $15 million, after repayment of debt, transaction costs and distributions to our joint venture partner. Crescent Cool Springs was purchased and developed for approximately $39 million.

The aforementioned special cash distribution represents the second special cash distribution paid to shareholders in 2015. The first special cash distribution of $1.30 per share was paid in February 2015. The two special cash distributions will be reported together on Form 1099-DIV for the year ending December 31, 2015. We anticipate the total cash distributions in 2015 will include a return of capital; however, the tax determination of the special cash distributions will be based on taxable earnings and profits for the year ending December 31, 2015. Shareholders are advised to consult their tax advisor regarding the tax consequences of the special cash distributions in light of their particular investment or tax circumstances.

Revised Estimate of Net Asset Value (NAV)

In February 2015, we paid a special cash distribution to shareholders in the amount of $1.30 per share funded from available cash on hand, including the proceeds of refinancings and asset sales, such as the January 2015 disposition of the Woodfield Long Point multifamily community. After the February 2015 special distribution and to account for actual year-end balance sheet figures, the board adjusted our 2014 NAV of $10.63 per share to $9.40 per share. On December 10, 2015, we again revised the 2014 NAV to give effect to the December 2015 special cash distribution. Our board of directors concluded that the December 2015 special distribution will have the effect of further adjusting the 2014 NAV by an additional $1.70 per share to $7.70 per share as of the date of payment of the special cash distribution. CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm the Company engaged to assist the board and the valuation committee with determining the 2014 NAV, confirmed the Company’ calculation of the revised 2014 NAV.

NAV Per Share	Effective	Description
$10.63	December 31, 2014	2014 NAV
$10.70	February 9, 2015	Various reconciliations to final balance sheet at December 31, 2014
($1.30)	February 9, 2015	Special distribution

$9.40	February 9, 2015	2014 NAV as adjusted February 9, 2015
($1.70)	December 15, 2015	Special distribution

$7.70	December 15, 2015	Revised 2014 NAV

Additionally, we have engaged CBRE Cap to assist our board of directors and/or our valuation committee in determining a 2015 NAV as of December 31, 2015. We anticipate providing additional information on the 2015 NAV when that process has been completed in January of 2016.

Engagement of CBRE Capital Advisors as Financial Advisor

In August 2015, our board of directors appointed a special committee comprised solely of independent directors to oversee the process of exploring strategic alternatives for providing future shareholder liquidity. On October 13, 2015, we announced the engagement of CBRE Cap to serve as our exclusive financial advisor and assist the special committee in this process. Our board of directors initiated the engagement of CBRE Cap as the next step in our strategic process, and in conjunction with the closing of our follow-on offering in April 2014, and the completion of our acquisition phase in April 2015.

Looking Forward

We remain pleased with the performance of our completed development properties and the progress of projects under development. We will continue to explore opportunities to maximize shareholder value.

Thank you for the confidence you have placed in CNL Growth Properties. We encourage you to visit CNLGrowthProperties.com to review other information about your investment. If you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Thomas K. Sittema
Chairman of the Board	Chief Executive Officer and President

cc: Financial Representatives